RESOLUTE ENERGY CORPORATION WARRANTS TO EXPIRE

ON SEPTEMBER 25, 2014

Denver, Colorado – September 10, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) reminds holders of its warrants to purchase Resolute common stock (NYSE: REN WS) (CUSIP Number 76116A 116) (the “Warrants”) and other interested parties that the Warrants will expire at 5:00 pm ET on September 25, 2014 (the “Expiration Time”).

Each Warrant entitles the holder to purchase one (1) share of common stock of Resolute Energy Corporation, $0.0001 par value per share, at an exercise price of $13.00 per share. All outstanding Warrants not exercised prior to the Expiration Time will expire worthless and the holder thereof will not receive any shares of Resolute common stock nor any other consideration for such unexercised Warrants. The Warrants will not be automatically exercised at expiration. The Warrants that will expire are comprised of all of the Public Warrants, the Founders’ Warrants and the Sponsors’ Warrants, as such terms are defined in the Warrant Agreement. Detailed information on the terms of the Warrants can be found in the Warrant Agreement filed as Annex D to the Company’s Registration Statement on Form S-4 filed with the SEC on August 6, 2009.

Any interested party holder can obtain further information on exercising Warrants by contacting his or her broker or Continental Stock Transfer & Trust Company (17 Battery Place, 8th Floor, New York, NY 10004 (Ph: 212-509-4000)), the Company’s transfer agent and warrant agent. Brokers are encouraged to contact Depository Trust Company in advance of the Expiration Date to confirm the procedures for exercising Warrants.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com